THE TAIWAN FUND, INC. REVIEW
November 2006

HSBC Investment (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371
Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) rose by 10.6% in U.S. dollar terms in November. Both foreign investors and proprietary traders were net buyers and bought NT$ 113.4 billion and NT$ 10.3 billion, respectively. Local institutions were net sellers and sold NT$ 6.6 million. On the economic front, Taiwan’s gross domestic product (“GDP”) growth rate improved to 5.0% year on year in the third quarter of 2006. The Taiwan economy was mainly driven by exports due to the weak domestic market. Export orders amounted to US$27.3 billion in October, setting a new monthly record. Though the annual growth rate declined, it remained in double digits, at 10.8%. Money aggregate M1B and M2, Taiwan’s two major money supply indicators, saw annual growth reach 5.9% and 5.95%, respectively. After four months of M1B annual growth lagging far behind M2 annual growth, the gap narrowed sharply to 5 percentage points in October. In terms of sector performance, construction (+21.5%) and steel (+10.1%) outperformed other sectors in November due to the appreciation of real estate and healthy demand. On the other hand, plastics (+6.3%) and technology (+7.5%) sectors were underperformers in November.
Fund Performance Review:
The Fund underperformed its benchmark by 0.5% in November. Overweight positions in the packaging testing sector and underweight positions in the operator sector contributed positively to Fund performance. Overweight positions in the handset sector and Thin-Film Transistor Liquid-Crystal Display (“TFT-LCD”) sector negatively contributed to performance of the Fund.
Investment Strategy:
As a result of strong liquidity coming to the region, the strengthening NT dollar and renewed participation of retail investors in the market, the TAIEX managed to close the month at a 6-year high. Over the next 12 months, HSBC Investment (Taiwan) Limited (“HSBC Taiwan”) expects liquidity to continue to be an important factor to bring the market up further. Expectation of improvements in cross-strait ties, the strengthening local currency relative to the US dollar, and the prospect of more foreign led mergers and acquisitions (‘M&A”) or leveraged buy outs (“LBO”) activities could help to support market sentiment. More importantly, expectation of a turnaround in the technology sector on the back of the Vista launch and peaking out of inventories also could boost technology corporate earnings for 2007.
During the month, NT dollar and Rmb appreciation against the USD helped to support domestic asset plays. The announcement of Jabil’s acquisition of Taiwan Green Point during the month and recent M&A deals within the Taiwan banking sector fuelled speculation of further M&A activities to take place in Taiwan. The announcement of a possible acquisition of Advanced Semiconductor Engineering by the private equity Carlyle Group (subject to shareholders’ approval) also resulted in expectation of further LBO activities in Taiwan.
HSBC Taiwan expects the TAIEX’s strong momentum to continue into 1Q07. HSBC Taiwan does not rule out the possibility of seeing a temporary pull-back given the recent strong rally. However, HSBC Taiwan does not expect any correction to be significant. The market, in our view, is not displaying any signs of over-heating yet, judging from current long margins and high trading volumes. Sales during the Thanksgiving holiday turned out to be reasonably good. This eased market concerns, somewhat, over slowing US consumption. Together with the recent LBO and M&A activity, which triggered a re-rating of long depressed Taiwan stocks, long funds appear to be turning bullish.
HSBC Taiwan remains bullish on the TAIEX due to its lagging performance relative to international markets, stable shareholding structure (low retail participation) and promising earnings outlook for next year. Technology remains HSBC Taiwan’s favorite sector due to our view of a favorable tech cycle for 2007-2008. PC related stocks, in particular, look attractive given the soon-to-be launched Vista OS. HSBC Taiwan is also positive on non-tech stocks including those that are benefiting from continued strong China demand, and/or an expected recovery of domestic demand in Taiwan. The asset-reflation theme should continue into 2007 on a strengthening Taiwan dollar and improving cross-strait relations – which, in turn, would benefit insurance companies given their exposure to property. In addition, HSBC Taiwan will look into certain deep-valued financials which appears to have bottomed out.
Total Fund Sector Allocation

	% of	% of
As of 11/30/06	Total Fund	TAIEX
Semiconductor Manufacturing	15.3	13.58
PC & Peripherals	13.5	17.77
Telecommunication	13.0	9.77
Electronic Components	12.6	3.60
Electronics	10.0	1.37
Financial Services	7.2	16.21
IC Design	6.3	3.04
TFT-LCD	5.6	4.67
Construction	4.1	1.72
Memory IC	3.9	2.59
Iron & Steel	2.7	2.83
Plastics	2.1	9.05
Paper & Pulp	1.8	0.37
Wholesale & Retail	0.2	0.76
Transportation	0	2.02
Others	0	1.88
Textiles	0	1.48
Chemicals	0	1.42
Cement	0	1.11
Automobile	0	1.01
Electric & Machinery	0	1.01
Foods	0	0.91
Rubber	0	0.67
Elec. Appliance & Cable	0	0.57
Glass & Ceramics	0	0.31
Tourism	0	0.28
Computer Service and Software	0	0.00
Biotech	0	0.00
Securities	0	0.00
Total	98.3	100.00
Cash	1.7

Technology	80.2	56.39
Non-Technology	10.9	27.40
Financial	7.2	16.21
Total Net Assets: US$316.16Million
Top 10 Holdings of Total Fund Portfolio

As of 11/30/06	% of Total Portfolio
Hon Hai Precision Industry Co. Ltd.	5.82

High Tech Computer Corp.	5.27

Siliconware Precision Industries Co.	5.07

Taiwan Semiconductor Manufacturing Co. Ltd.	4.49

MediaTek, Inc.	4.28

D-Link Corp.	3.78

Cathay Financial Holding Co. Ltd.	3.75

Synnex Technology International Corp.	3.40

Wellypower Optronics Corp.	2.89

Total	38.75
NAV: US$19.32    Price: US$17.61    Discount:-8.85%
No. of Shares: 16.4Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index (d)
One Month	10.02	10.58	10.58
Fiscal Year to Date (c)	11.10	16.38	16.52
One Year	27.10	26.37	31.62
Three Years	14.69	11.44	15.67
Five years	11.85	12.66	N/A
Ten Years	0.80	-0.60	N/A
Since Inception	10.52	11.00	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Taiwan Fund Premium/Discount
01/01/1993-11/30/2006
Market Data

	As of 10/31/06	As of 11/30/06
TAIEX	7021.32	7567.72
% change in NTD terms	2.009	7.782
% change in USD terms	1.709	10.580
NTD Daily avg. trading volume (In Billions)	83.59	106.99
USD Daily avg. trading volume (In Billions)	2.52	3.31
NTD Market Capitalization (In Billions)	17190.48	17967.84
USD Market Capitalization (In Billions)	517.86	555.33
FX Rate: (NT$/US$)	33.195	32.355

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Chihhui Lee
Deputy Fund Manager: Steven Chan